Exhibit 99.1

News Release

L.B. FOSTER REPORTS THIRD QUARTER OPERATING RESULTS

PITTSBURGH, PA, October 29, 2019 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer and distributor of products and services for transportation and energy infrastructure, today reported its third quarter 2019 operating results, which included the following performance highlights:

•First nine months operating results indicate that net sales and earnings are anticipated to outpace 2018 on a full year basis.

•Third quarter 2019 net sales decreased $12.8 million, or 7.7%, from the prior year quarter to $154.3 million. Net sales of $505.7 million for the nine months improved by $43.2 million, or 9.4%, from the prior year period.

•Gross profit for the third quarter 2019 was $27.7 million, a decline of 11.5% from the prior year quarter. Gross profit for the first nine months increased $7.4 million, or 8.6%, over the prior year period to $94.0 million.

•Third quarter 2019 net income was $3.1 million, or $0.29 per diluted share, compared to $6.4 million, or $0.61 per diluted share, in the prior year quarter. First nine months net income of $16.3 million, or $1.53 per diluted share, an increase of $0.58 per diluted share, or 61.1%, from the prior year period.

•Net cash generated by operating activities for the quarter totaled $22.7 million.

•Net debt1 (total debt less cash and cash equivalents) decreased by $21.5 million from June 30, 2019 to $57.6 million.

Third Quarter Results
•Third quarter net sales of $154.3 million decreased by $12.8 million, or 7.7%, compared to the prior year quarter. The decrease was attributable to the Rail Products and Services (Rail) and Tubular and Energy Services (Tubular) segments with declines in sales of 19.8% and 4.1%, respectively, from the prior year quarter. The reductions were attributable to the timing of transit projects and the London Crossrail volume within the Rail segment, coupled with overall weakness in the served upstream market in the Tubular segment. The decrease was partially offset by Construction Products (Construction) segment sales increasing by 13.6% over the prior year quarter due to strength in Precast Concrete Products.

•Third quarter gross profit of $27.7 million decreased by $3.6 million, or 11.5%, from the prior year quarter. The decrease was primarily due to reduced sales volume within the Tubular and Rail segments resulting in gross profit reductions of 22.0% and 11.8%, respectively, from the prior year quarter. The Tubular impact was primarily driven by weakness in test and inspection services for drilling companies that continue to reduce drilling activity in the U.S. The Rail segment decline was driven by lower new rail shipments and declines in services provided for the London Crossrail that had been anticipated as this project approaches completion. The Construction segment gross profit increased 5.7% on a 13.6% increase in sales. Expenses related to customer investments including the Port Everglades project unfavorably impacted gross profit. Consolidated gross profit margin of 17.9% was 80 basis points lower when compared to the prior year quarter.

•Net income for the third quarter 2019 was $3.1 million, or $0.29 per diluted share, compared to $6.4 million, or $0.61 per diluted share, in the prior year quarter.

•Third quarter EBITDA1 (earnings before interest, taxes, depreciation, and amortization) was $8.6 million, a decrease of 30.0% compared to the prior year quarter.

1 See "Non-GAAP Disclosures" at the end of this press release for information regarding the following non-GAAP measures used in this release: EBITDA, adjusted EBITDA, and net debt.

•Selling and administrative expenses in the third quarter increased by $0.6 million, or 2.8%, over the prior year period, driven by an increase in personnel-related costs and, to a lesser extent, bad debt expense. The increase was partially offset by reductions in legal expenses related to the Union Pacific Railroad concrete tie litigation which was settled in the first quarter of 2019. Selling and administrative expenses as a percent of net sales increased by 140 basis points from the prior year quarter to 14.4%.

•Net cash generated by operating activities for the quarter totaled $22.7 million compared to $14.5 million in the prior year quarter. The $8.2 million increase in net operating cash flow is primarily a result of reductions in trade working capital when compared to the prior year quarter.

•Third quarter new orders were $144.2 million, a 22.5% decrease from the prior year quarter, attributable to declines in each of the three segments. Prior year third quarter orders were significantly impacted by booking the Port Everglades project within the Construction segment when compared to the current quarter.

CEO Comments
Bob Bauer, President and Chief Executive Officer, commented, “As expected, the Company generated a significant amount of net operating cash flow during the quarter, totaling $22.7 million. This enabled a reduction in our net debt of $21.5 million during the third quarter and improvement in our leverage ratio. Our net debt to adjusted EBITDA1 ratio was 1.2x for the last twelve months.”

Mr. Bauer added, “Operating performance for the full year is anticipated to improve and drive full year net income for 2019 significantly above the prior year. During the first nine months, our net income of $16.3 million resulted in a $6.3 million, or 63.4%, increase in profits compared to the prior year. Cash flow is expected to continue to improve throughout the remainder of 2019.

"As year-to-date sales have increased 9.4% over prior year, the pace of order activity has slowed due to pockets of weaker demand. There have also been delays in project-starts for transportation projects, particularly from transit rail customers which is also reflected in our third quarter bookings decline. This resulted in third quarter performance that did not meet our expectations. We are increasing our outlook for the fourth quarter as our current backlog and project timing supports sales that are greater than the third quarter. Fourth quarter operating results are expected to exceed third quarter results based on current backlog and sales activity."

First Nine Month Results
•Net sales for the first nine months ended September 30, 2019 of $505.7 million increased by $43.2 million, or 9.4%, compared to the prior year period. This growth was provided by each of our three segments, with increases of 24.2% in Construction, 8.7% in Tubular, and 2.6% in Rail.

•Gross profit increased over the prior year period by $7.4 million, or 8.6%, to $94.0 million for the nine months ended September 30, 2019. The growth was attributable to increases of 16.1%, 7.2%, and 6.5% in our Construction, Tubular, and Rail segments, respectively. Gross profit margin decreased by 10 basis points compared to the prior year period.

•Net income for the nine months ended September 30, 2019 was $16.3 million, or $1.53 per diluted share, compared to $10.0 million, or $0.95 per diluted share for the nine months ended September 30, 2018.

•EBITDA1 for the nine months ended September 30, 2019 was $36.1 million compared to $30.1 million in 2018, an increase of 19.9%.

•Selling and administrative expense increased $1.5 million, or 2.4%, for the nine months ended September 30, 2019 when compared to the prior year period. The increase was primarily attributable to personnel-related expenses as well as bad debts and was partially offset by a reduction in legal expenses related to the concrete tie litigation compared to the prior year. As a percentage of sales, selling and administrative expenses declined 90 basis points to 13.3% compared to the prior year period.

•The Company’s income tax expense for the nine months ended September 30, 2019 was $2.4 million, compared to $1.3 million in the prior year period. Our year-to-date effective tax rate of 12.7% was lower than the federal statutory tax rate, primarily due to the realization of certain tax benefits for U.S. deferred tax assets that were previously offset by a valuation allowance.

•Net cash generated by operating activities was $13.3 million for the nine months ended September 30, 2019, compared to $22.4 million in the 2018 period. The decrease in operating cash flow is primarily attributable to increased working capital needs during the current year and payments in connection with the concrete tie litigation settlement.

•Total debt as of September 30, 2019 decreased by $2.0 million to $73.0 million from $75.0 million as of December 31, 2018. This also included a reduction in net debt1 of $7.1 million to $57.6 million as of September 30, 2019.

•New orders were $488.6 million for the nine months ended September 30, 2019, a decline of 11.1%. The decline is primarily related to the timing of new transit rail projects, the approaching completion of the Crossrail project, and Piling orders which included the Port Everglades project in prior year bookings. To a lesser extent, the weakness in upstream energy demand for inspection services contributed to the year-over-year decline.

2019 Fourth Quarter Outlook
•The Company’s fourth quarter starting backlog of $194.1 million, coupled with current market conditions is expected to result in fourth quarter 2019 revenues ranging between $155.0 million and $170.0 million. We anticipate that fourth quarter EBITDA will exceed the reported third quarter EBITDA of $8.6 million. Full year revenues are expected to range between $660.0 million and $675.0 million, and full year EBITDA expected to exceed $45.0 million.

•Backlog typically declines in the fourth quarter, although there are a number of large projects that we expect to secure in the quarter that could reverse this trend. Weakness is expected to persist in the energy and U.S. freight rail markets. Transit rail projects worldwide are likely to face some delays, and the Company is addressing the challenge to replace the volume from the London Crossrail project and Port Everglades project.

L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2019 operating results and fourth quarter and full year outlook on Tuesday, October 29, 2019 at 5:00 pm ET. The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing 877-407-0784 (U.S. & Canada) or 201-689-8560 (International) and providing access code 13695452.

About L.B. Foster Company
L.B. Foster is a leading manufacturer and distributor of products and services for transportation and energy infrastructure with locations in North America and Europe. For more information, please visit www.lbfoster.com.

This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, L.B. Foster Company’s (the “Company’s”) expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations; decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: a resumption of the economic slowdown we experienced in previous years in the markets we serve; a decrease in freight or passenger rail traffic; environmental matters, including any costs associated with any remediation and monitoring; the risk of doing business in international markets; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses and realize anticipated benefits; costs of and impacts associated with shareholder activism; the timeliness and availability of materials from our major suppliers as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers' concerns about conflict minerals; labor disputes; cyber-security risks such as data security breaches, malware, “hacking,” and identity theft, a failure of which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses or an adverse effect to our reputation; the continuing effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of LIBOR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact these amounts; foreign currency fluctuations; inflation; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s pending exit from the European Union, including the possibility of a “no-deal Brexit;” sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2018, or as updated and amended by Item 1A “Risk Factors,” in Part II of our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

Investor Relations:
Judith Balog
(412) 928-3417
investors@lbfoster.com

L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

	(Unaudited)		(Unaudited)
Sales of goods	$119,256	$120,272	$392,566	$339,176
Sales of services	35,020	46,822	113,112	123,262
Total net sales	154,276	167,094	505,678	462,438
Cost of goods sold	97,663	99,045	322,432	279,478
Cost of services sold	28,921	36,746	89,264	96,402
Total cost of sales	126,584	135,791	411,696	375,880
Gross profit	27,692	31,303	93,982	86,558
Selling and administrative expenses	22,264	21,662	67,036	65,488
Amortization expense	1,655	1,762	5,046	5,322
Interest expense - net	1,079	1,296	4,031	4,813
Other (income) expense - net	(421)	157	(823)	(320)
Total expenses	24,577	24,877	75,290	75,303
Income before income taxes	3,115	6,426	18,692	11,255
Income tax expense	51	18	2,374	1,271
Net income	$3,064	$6,408	$16,318	$9,984
Basic earnings per common share	$0.29	$0.62	$1.57	$0.96
Diluted earnings per common share	$0.29	$0.61	$1.53	$0.95
Average number of common shares outstanding - Basic	10,420	10,365	10,406	10,361
Average number of common shares outstanding - Diluted	10,674	10,489	10,631	10,481

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,374	$10,282
Accounts receivable - net	85,039	86,123
Inventories - net	128,741	124,504
Other current assets	6,326	5,763
Total current assets	235,480	226,672
Property, plant, and equipment - net	82,793	86,857
Operating lease right-of-use assets - net	13,234	—
Other assets:
Goodwill	18,930	19,258
Other intangibles - net	44,555	49,836
Other assets	1,295	626
TOTAL ASSETS	$396,287	$383,249
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$73,246	$78,269
Deferred revenue	8,710	6,619
Accrued payroll and employee benefits	12,407	12,993
Accrued warranty	1,222	2,057
Current portion of accrued settlement	8,000	10,000
Current maturities of long-term debt	2,978	629
Other accrued liabilities	14,153	13,624
Total current liabilities	120,716	124,191
Long-term debt	70,021	74,353
Deferred tax liabilities	4,668	5,287
Long-term portion of accrued settlement	36,000	40,000
Long-term operating lease liabilities	10,103	—
Other long-term liabilities	16,104	17,299
Stockholders' equity:
Common stock	111	111
Paid-in capital	49,014	48,040
Retained earnings	131,275	114,324
Treasury stock	(16,829)	(18,165)
Accumulated other comprehensive loss	(24,896)	(22,191)
Total stockholders' equity	138,675	122,119
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$396,287	$383,249

Non-GAAP Disclosures

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and net debt, which are non-GAAP financial measures. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA enhances investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measurement that management and the Company’s Board of Directors use in its financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA includes certain adjustments to EBITDA. In 2018, the Company made adjustments to exclude the impact of the Union Pacific Railroad concrete tie settlement agreement. The Company views net debt, which is total debt less cash and cash equivalents, as an important metric of the operational and financial health of the organization and useful to investors as an indicator of our ability to incur additional debt and to service our existing debt.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA and net debt are presented below (in thousands, except ratio):

	Three Months Ended September 30,		Nine Months Ended September 30,		Trailing Twelve Months Ended
	2019	2018	2019	2018	9/30/2019

	(Unaudited)		(Unaudited)		(Unaudited)
Adjusted EBITDA Reconciliation
Net income, as reported	$3,064	$6,408	$16,318	$9,984	$(24,834)
Interest expense - net	1,079	1,296	4,031	4,813	5,372
Income tax expense	51	18	2,374	1,271	5,560
Depreciation expense	2,755	2,803	8,295	8,685	11,105
Amortization expense	1,655	1,762	5,046	5,322	6,822
Total EBITDA	8,604	12,287	$36,064	$30,075	$4,025
Concrete Tie Settlement expense	—	—	—	—	43,400
Adjusted EBITDA	$8,604	$12,287	$36,064	$30,075	$47,425

	September 30, 2019	June 30, 2019	December 31, 2018

	(Unaudited)
Net Debt Reconciliation
Total debt	$72,999	$91,115	$74,982
Less cash and cash equivalents	(15,374)	(12,001)	(10,282)
Net debt	$57,625	$79,114	$64,700

September 30, 2019

(Unaudited)
Net Debt to Adjusted EBITDA Reconciliation
Net debt	$57,625
Adjusted EBITDA	47,425
Net debt to adjusted EBITDA ratio	1.2x